Exhibit 4.2

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 31, 2018, between INTERNATIONAL SEAWAYS, INC., a corporation duly organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), and THE BANK OF NEW YORK MELLON, a New York corporation, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of May 31, 2018 (the “Indenture”), providing for the issuance by the Company from time to time of its Securities to be issued in one or more series;

WHEREAS, Sections 2.1, 3.1 and 9.1 of the Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Indenture to provide for specific terms applicable to any series of Securities;

WHEREAS, the Company intends by this First Supplemental Indenture to create and provide for the issuance of a new series of Securities to be designated as the “8.50% Senior Notes due 2023” (the “Notes”);

WHEREAS, pursuant to Section 9.1(7) of the Indenture, the Trustee and the Company are authorized to execute and deliver this First Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder of Securities; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company according to their terms, and all actions required to be taken by the Company under the Indenture to make this First Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

(a)       All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

(b)       The following are definitions used in this First Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this First Supplemental Indenture shall govern with respect to the Notes.

“Cash and Cash Equivalents” means, as of a given date, the Company’s cash and cash equivalents as determined in accordance with U.S. GAAP.

“Continuing Director” means a director who either was a member of the Board of Directors on the issue date of the Notes or who becomes a member of the Board of Directors subsequent to that date and whose election, appointment or nomination for election by the Company’s stockholders is duly approved by a majority of the continuing directors on the Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors in which such individual is named as nominee for director.

“Credit Facility” means, with respect to the Company or any Subsidiary, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

“Cross Default” means, a default by the Company under any Credit Facility if such default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such Credit Facility (other than non-recourse indebtedness of any Subsidiary) prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (“payment default”); or

(b) results in the acceleration of such indebtedness prior to its maturity;

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $35 million or more.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Immaterial Subsidiary” means any Subsidiary of the Company that is not a Significant Subsidiary.

“Intangible Assets” means, in respect of the Company as of a given date, the intangible assets of the Company of the types, if any, presented in the Company’s consolidated balance sheet.

“Net Worth” means, as of a given date, the result of, without duplication:

(a) Total Assets, less

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(b) Intangible Assets, less

(c) Total Borrowings (without giving effect to any fair value adjustments pursuant to FASB’s Accounting Standards Codification 820).

“Non-Recourse Liabilities” means, in respect of the Company or any Subsidiary thereof as of a given date, the non-recourse liabilities as described in subparts (a)-(h) of the definition of Total Borrowings which neither the Company nor any other Subsidiary thereof provides any credit support of any kind to or is directly or indirectly liable as a guarantor or otherwise, other than a pledge of the equity interests in the Non- Recourse Subsidiary.

“Non-Recourse Subsidiary” means any Subsidiary of the Company that has only Non-Recourse Liabilities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of or other ownership interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of or other ownership interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of or other ownership interests in the Company or any Subsidiary.

“Significant Subsidiaries” or “Significant Subsidiary” means the “significant subsidiaries” or any “significant subsidiary” of the Company, as defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended.

“Total Assets” means, in respect of the Company on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a)	all of the assets of the Company of the types presented on its consolidated balance sheet; less

(b)	Cash and Cash Equivalents; less

(c)	Non-Recourse Liabilities; and less

(d)	assets under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Company is required to record on its books under U.S. GAAP even though the Company is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of the Company on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a)	the outstanding principal amount of any moneys borrowed; plus

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(b)	the outstanding principal amount of any acceptance under any acceptance credit; plus

(c)	the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d)	the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h)	the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Company to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company on a consolidated basis in accordance with U.S. GAAP; less

(i)	Cash and Cash Equivalents; less

(j)	Non-Recourse Liabilities.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:

(a)	indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations;

(b)	indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Company is required to record on its books under U.S. GAAP even though the Company is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel;

(c)	preferred or prepaid revenues;

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(d)	purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller of such asset; and

(e)	any obligations constituting the exercise of appraisal rights and settlements of any claim of actions (whether actual, contingent or potential) with respect thereto.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the foregoing definitions and the covenants set forth in Article V of this First Supplemental Indenture, any accounting term, phrase, calculation, determination or treatment used, required or referred to is to be construed in accordance with U.S. GAAP in effect as of March 31, 2018.

Section 1.02. Other Definitions.

Term	Defined in Section
“Additional Amounts”	7.01(a)

“Change of Control”	4.01(a)

“Change of Control Purchase Date”	4.01(a)

“Change of Control Purchase Price”	4.01(a)

“Interest Payment Date”	2.04(c)

“Maturity Date”	2.04(b)

“Regular Record Date”	2.04(c)

“Specified Tax Jurisdiction”	7.01(a)

“Taxes”	7.01(a)

Section 1.03. Incorporation by Reference of Trust Indenture Act.

This First Supplemental Indenture is subject to the mandatory provisions of the Trust Indenture Act, which are incorporated by reference in and made a part of this First Supplemental Indenture. The following Trust Indenture Act terms have the following meanings:

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“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this First Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other Trust Indenture Act terms used in this First Supplemental Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rules promulgated under the Trust Indenture Act have the meanings assigned to them by such definitions.

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE
AND CREATION, FORMS, TERMS AND CONDITIONS OF NOTES

Section 2.01. Application of this First Supplemental Indenture. Notwithstanding any other provision of this First Supplemental Indenture, the provisions of this First Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes. The Notes constitute a separate series of Securities as provided in Section 3.1 of the Indenture.

Section 2.02. Creation of the Notes. In accordance with Section 3.1 of the Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of up to $28,750,000.

Section 2.03. Global Notes. The Notes shall each be issued in the form of a global Security, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for the Depository and registered in the name of “Cede & Co.,” as the nominee of the Depository. The Depository Trust Company initially shall serve as Depository for the Notes. So long as the Depository, or its nominee, is the registered owner of a global Security, the Depository or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such global Security for all purposes under the Indenture and under such Notes. Ownership of beneficial interests in such global Security shall be shown on, and transfers thereof will be effective only through, records maintained by the Depository or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

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Section 2.04. Terms and Conditions of the Notes.

The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a)       Title and Conditions of the Notes. The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be unlimited.

(b)       Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable in U.S. dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on June 30, 2023 (the “Maturity Date”).

(c)       Payment of Principal and Interest; Additional Amounts. The Notes shall bear interest at 8.50% per annum, from and including May 31, 2018, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal. Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes shall be payable quarterly in arrears in U.S. dollars on March 30, June 30, September 30 and December 30 of each year, commencing on September 30, 2018 (each such date, an “Interest Payment Date” for the purposes of the Notes issued under this First Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered at the close of business on March 15, June 15, September 15 or December 15 (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes issued under this First Supplemental Indenture). All payments in respect of the Notes shall include Additional Amounts as and to the extent set forth in Article VII of this First Supplemental Indenture.

(d)       Registration and Form; Denomination. The Notes shall be issuable as registered securities as provided in Section 2.03 of this Article II. The form of the Notes shall be as set forth in Exhibit A attached hereto, which is incorporated herein by reference. The Notes shall be issued and may be transferred only in minimum denomination of $25.00 and integral multiples of $25.00 in excess thereof.

(e)       Defeasance and Discharge; Covenant Defeasance. The provisions for defeasance and discharge in Section 13.2 of the Indenture, and the provisions for covenant defeasance in Section 13.3 of the Indenture, shall be applicable to the Notes. If the Company shall effect a covenant defeasance of the Notes pursuant to Section 13.3 of the Indenture, (1) the Company shall cease to have any obligation to comply with the covenants and agreements set forth in Articles IV and V of this First Supplemental Indenture and Section 7.4 of the Indenture and (2) the Events of Default set forth in Sections 5.1(5) and 5.1(6) of the Indenture (but only with respect to Significant Subsidiaries), the Event of Default set forth in Section 6.01(c) of this First Supplemental Indenture and the Event of Default set forth in Section 5.1(7) of the Indenture, shall no longer constitute Events of Default for purposes of the Notes.

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(f)       Further Issuance. Notwithstanding anything to the contrary contained herein or in the Indenture, the Company may, from time to time, without the consent of or notice to the Holders, create and issue further securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first Interest Payment Date) as, ranking equally and ratably with, the Notes. Additional Notes issued in this manner shall be issued under a separate CUSIP or ISIN number unless such additional Notes are issued pursuant to a “qualified reopening” of the original Notes, are otherwise treated as part of the same “issue” of debt instruments as the original Notes or both the original Notes and the additional Notes are issued with no more than a de minimis amount of original discount, in each case for United States federal income tax purposes. No such additional securities may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

(g)       Redemption. The Notes will be redeemable by the Company at its option prior to maturity as set forth in Sections 3.01 and 3.02 of this First Supplemental Indenture.

(h)       Sinking Fund. The Notes are not entitled to any sinking fund.

(i)       Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.

ARTICLE III

REDEMPTION

Section 3.01. Optional Redemption for Changes in Withholding Taxes. The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable), at a Redemption Price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest (if any) to, but not including, the applicable Redemption Date and all Additional Amounts (if any) then due and which will become due on the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a Paying Agent located in another jurisdiction), as a result of:

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(a)       a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture; or

(b)       any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no such notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. Before the Company publishes, mails or delivers notice of redemption of the Notes, the Company will deliver to the Trustee and Paying Agent (a) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and Paying Agent will accept and will be entitled to conclusively rely upon the Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the Holders.

Except to the extent inconsistent with the foregoing, all provisions of Article XI of the Indenture shall apply to any redemption pursuant to this Section 3.01.

Section 3.02. Optional Redemption. The Company may redeem the Notes at its option, in whole or in part, at any time on or after June 30, 2020, upon not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the Redemption Date. Article XI of the Indenture shall apply to any such redemption of the Notes.

Section 3.03. Partial Optional Redemption. If fewer than all of the Notes are to be redeemed, the particular Notes to be redeemed shall be selected (i) on a pro rata basis or such other method as required by the applicable procedures of the depositary (if the Notes are global Securities), or (ii) if there are no such requirements of the depositary, on a pro rata basis or such other method as may be required by applicable stock exchange rules.

Section 3.04. Open Market Repurchases. Notwithstanding any provision hereunder or in the Indenture to the contrary, the Company and its Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that the Company or any of its Affiliates purchase may, at the Company’s discretion, be held, resold or canceled.

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ARTICLE IV

CHANGE OF CONTROL

Section 4.01. Change of Control.

(a)       If a Change of Control occurs at any time, Holders will have the right, at their option, to require the Company to purchase for cash any or all of the Notes, or any portion of the principal amount thereof, that is equal to $25 or an integral multiple of $25. The price the Company is required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the Change of Control Purchase Date (unless the Change of Control Purchase Date is after a record date and on or prior to the interest payment date to which such record date relates, in which case the Company will instead pay the full amount of accrued and unpaid interest to the Holder on such record date and the Change of Control Purchase Price will be equal to 101% of the principal amount of the Notes to be purchased). The “Change of Control Purchase Date” will be a date specified by the Company that is not less than 20 or more than 35 calendar days following the date of the Change of Control notice as described below. Any Notes purchased by the Company will be paid for in cash. A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

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(3)	Continuing Directors cease to constitute at least a majority of the Board of Directors; or

(4)	after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, the Notes fail, or at any point cease, to be listed on the New York Stock Exchange or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

(b)       On or before the 20th day after the occurrence of a Change of Control, the Company will provide to all Holders and the Trustee and Paying Agent a notice of the occurrence of the Change of Control and of the resulting purchase right. Such notice shall state, among other things: (i) the events causing a Change of Control; (ii) the date of the Change of Control; (iii) the last date on which a Holder may exercise the repurchase right; (iv) the Change of Control Purchase Price; (v) the Change of Control Purchase Date; (vi) the name and address of the Paying Agent; and (vii) the procedures that Holders must follow to require the Company to purchase their Notes.

(c)       Simultaneously with providing such notice, the Company will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time.

(d)       To exercise the Change of Control purchase right, Holders must deliver, on or before the Business Day immediately preceding the Change of Control Purchase Date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Option of Holder to Elect Purchase” on the reverse side of the Notes duly completed, to the Paying Agent. The purchase notice must state: (i) if certificated, the certificate numbers of the Notes to be delivered for purchase or if not certificated, the notice must comply with appropriate Depository procedures; (ii) the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and (iii) that the Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

(e)       Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date. The notice of withdrawal shall state: (i) the principal amount of the withdrawn Notes; (ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, the notice must comply with appropriate Depository procedures; and (iii) the principal amount, if any, which remains subject to the purchase notice.

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(f)       On each Change of Control Purchase Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer made by the Company, (ii) deposit with the Paying Agent at least one Business Day prior to an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer made by the Company and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased. If the Paying Agent holds money or securities sufficient to pay the Change of Control Purchase Price of the Notes on the Change of Control Purchase Date, then: (i) the Notes will cease to be outstanding and interest, including any Additional Amount, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent); and (ii) all other rights of the Holder will terminate (other than the right to receive the Change of Control Purchase Price).

(g)       In connection with any purchase offer pursuant to a Change of Control purchase notice, the Company will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

(h)       No Notes may be purchased at the option of Holders upon a Change of Control if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

ARTICLE V

COVENANTS

The covenants set forth in this Article V shall be applicable to the Company in addition to the covenants in Article X of the Indenture, which shall in all respects be applicable in respect of the Notes.

Section 5.01. Limitation on Borrowings.

The Company shall not permit Total Borrowings to equal or exceed 70% of Total Assets.

Section 5.02. Limitation on Minimum Net Worth.

The Company shall ensure that its Net Worth always exceeds six hundred million U.S. dollars ($600,000,000).

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Section 5.03. Reports.

During the period that any Cross Default exists, at the request of any Holder, the Company shall provide, to the extent that it is not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such Holder any report or other information that is provided to any lender or other financier under the Credit Facility giving rise to the Cross Default. As a condition to the receipt of such report or other information, such Holder must agree not to disclose such report or information to any third party or to purchase or sell any of the Company’s securities on the basis of any material, nonpublic information included in such report or other information.

Section 5.04. Restricted Payments.

The Company will not, nor will the Company permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may make Restricted Payments payable solely in equity interests issued by the Company and not in cash, (b) a Subsidiary of the Company may make Restricted Payments in cash to the Company or another Subsidiary of the Company and in each case to other owners of the equity of such Subsidiary on a pro rata basis and (c) the Company may make any other Restricted Payments in cash in accordance with applicable law so long as after giving effect thereto no Default has occurred and is continuing and no Default will result therefrom.

Section 5.05. Line of Business.

The primary business of the Company and its Subsidiaries, taken as a whole, shall be the direct or indirect ownership, management, operation, leasing or chartering of vessels for the transportation or storage of crude oil, refined petroleum products, chemicals and liquefied natural gas, for use for floating production, storage and offtake or floating storage and offtake and for any business incidental thereto

Section 5.06. Fundamental Changes.

The Company will not, nor will the Company permit any of its Subsidiaries (other than an Immaterial Subsidiary) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with the Company or its Subsidiaries, or sell, transfer, lease (other than leases and charters in the ordinary course of business) or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of the assets of the Company, or all or any substantial part of the stock of any of its Subsidiaries (in each case, whether now owned on the date of the Indenture or thereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(1)	any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation;

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(2)	any Subsidiary may merge into any other Subsidiary in a transaction in which the Company’s consolidated ownership interest percentage in the surviving Subsidiary is no less than the Company’s consolidated ownership interest percentage in either predecessor entity;

(3)	any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary;

(4)	any Subsidiary may liquidate or dissolve if the Board of Directors determines in good faith that such liquidation or dissolution is in the best interest of the Company and is not materially disadvantageous to the Holders;

(5)	the Company and any Subsidiary may sell, transfer or otherwise dispose of any of the Company or its Subsidiaries’ assets, including equity interests in any of its Subsidiaries, (in the ordinary course of business or otherwise) in any transaction or series of transactions so long as (A) the aggregate market value of all assets so sold, transferred, leased or otherwise disposed of under this clause (5) during any fiscal year does not exceed 25% of the aggregate market value of all of the Company and its Subsidiaries’ assets on the last day of the immediately preceding fiscal year and (B) the Company receives, or the relevant Subsidiary receives, consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the assets subject to such sale, transfer, lease or other disposition;

(6)	the Company and any of its Subsidiaries may enter into any sale, transfer or disposition that is followed by the leasing back of the asset sold, transferred or disposed of; and

(7)	so long as no Default or Change of Control would result therefrom, the Company and any of its Subsidiaries may acquire the assets or interests of any Person, by way of merger or consolidation, so long as, after taking into account such acquisition, the transportation or storage of crude oil, refined petroleum products, chemicals and liquefied natural gas, for use for floating production, storage and offtake or floating storage and offtake and for any business incidental thereto constitute at least 51% of the Company’s consolidated total assets.

Section 5.07. Compliance Measurement.

Compliance with the covenants in this Article V shall be measured on the last day of each of the Company’s fiscal quarters, commencing June 30, 2018. Within 60 days after the end of the first three fiscal quarters each fiscal year and within 120 days after the end of each fiscal year, the Company shall deliver to the Trustee an Officers’ Certificate confirming compliance with each of the covenants in this Article V. Each such Officers’ Certificate will be made available to the Holders of the Notes upon request to the Trustee. The Company shall mail, within 10 Business Days of the discovery thereof, to all Holders of the Notes and Trustee, notice of any Default in compliance with the covenants in this Article V.

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ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Additional Events of Default. In addition to the Events of Default in Article V of the Indenture, the following shall be Events of Default with respect to the Notes:

(a)       failure by the Company to perform or comply with the provisions of Article VIII of the Indenture (as amended by Article VIII of this First Supplemental Indenture) relating to mergers and similar events;

(b)       failure by the Company to provide notice of a Change of Control or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control in conformity with the covenant set forth in Article IV of this First Supplemental Indenture; and

(c)       one or more judgments, decrees, verdicts, consent orders, consent decrees, writs, declarations or injunctions (“Orders”) for the payment of money in an aggregate amount of $35.0 million or more that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count if responsibility for such amounts has been denied by such insurance company or such insurance company has not been properly notified of such amounts) shall be rendered against the Company or any subsidiary and remains undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of the Company or any subsidiary to enforce any such Order.

Section 6.02. Default Rate. After the occurrence of (i) any Default with respect to clause (1) or (2) of the definition of “Events of Default” in Section 5.1 of the Indenture or (ii) any Event of Default, Holders will have the right to receive additional interest on the Notes at an annual rate equal to 2.00% per annum (the “Default Rate”) of the outstanding principal amount of the Notes for each day beginning on, and including, the date on which such Default or Event of Default, as applicable, first occurs and on which such Default or Event of Default, as applicable, is continuing. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes.

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Section 6.03. Reporting Default. At the Company’s election, the sole remedy under the Indenture for an Event of Default relating to (i) the Company’s failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with its annual and quarterly reporting obligations to the Trustee and the Commission, as described in, will, after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such Event of Default first occurs and on which such Event of Default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such Event of Default first occurs and on which such Event of Default is continuing. In the event the Company do not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided in Section 5.2 of the Indenture. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such Event of Default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of this Section 6.03 will not affect the rights of Holders in the event of the occurrence of any other Events of Default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, the Company must notify all Holders and the Trustee and Paying Agent of such election on or before the close of business on the fifth Business Day prior to the date on which such Event of Default would otherwise occur. Upon the Company’s failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided in Section 5.2 of the Indenture.

ARTICLE VII

ADDITIONAL AMOUNTS

Section 7.01. Additional Amounts.

(a)       All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of the Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made by the Company or its agent (including, without limitation, the jurisdiction of each Paying Agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes. The Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

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(1)       any Taxes that would not have been so imposed but for the Holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction including any such connection arising as a result of such Holder or beneficial owner (i) being organized under the laws of, or otherwise being or having been a domiciliary, citizen, resident or national thereof, (ii) being or having been engaged in a trade or business therein, (iii) having or having had its principal office located therein, (iv) maintaining a permanent establishment therein, (v) being or having been physically present therein, or (vi) otherwise having or having had some connection with the Specified Tax Jurisdiction (other than, in each case, any present or former connection arising as a result of the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)       any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)       any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)       any Taxes imposed that would not have been imposed but for a failure of the Holder or beneficial owner to comply with a written request of the Company or its agent addressed to the Holder to timely provide any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Specified Tax Jurisdiction of the Holder or beneficial owner of a Note if such compliance is required as a precondition to relief or exemption from such Taxes;

(5)       any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a Note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

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(6)       any Taxes imposed on or with respect to any payment by the Company to the Holder if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(7)       any Taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the Notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any U.S. Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(8)       any combination of items (1) through (7) above.

(b)       If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and Paying Agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and Paying Agent promptly thereafter but in no event later than two Business Days prior to the date of payment) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate shall also set forth any other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee and Paying Agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and Paying Agent with documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of Additional Amounts.

(c)       The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and Paying Agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and Paying Agent to the Holders of the Notes.

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(d)       Whenever in the Indenture, this First Supplemental Indenture or the Notes there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)       The Company will pay any present or future stamp, court, issuer, registration or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the Holders for any such taxes paid by such Holders.

Section 7.02. Obligations to Survive. The obligations described in Section 7.01 of this First Supplemental Indenture will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

ARTICLE VIII

Consolidation, Merger, Conveyance, transfer or lease

Section 8.01. Company May Consolidate, Etc. Only on Certain Terms. Solely for purposes of the Notes, the following shall replace in its entirety clause (1) of Section 8.1 of the Indenture:

“(1) the successor Person is a corporation organized and existing under the laws of the Republic of the Marshall Islands, the Cayman Islands, the United States, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Commonwealth of Bermuda, the British Virgin Islands or any Member State of the European Union and expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observation of every covenant of this First Supplemental Indenture and the Indenture on the part of the Company to be performed or observed;”

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ARTICLE IX

MISCELLANEOUS

Section 9.01. Ratification of Indenture.

This First Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 9.02. Conflict with Trust Indenture Act.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this First Supplemental Indenture, the latter provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 9.03. Notices, Etc. to Trustee and Company; Notice to Holders; Waiver.

All notices and other communications shall be given as provided in Section 1.5 and 1.6 of the Indenture.

Section 9.04. Governing Law; Waiver of Jury Trial; Consent to Jurisdiction.

This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York (including but not limited to N.Y. General Obligations Law Section 5-1401 and any successor statute thereto).

Each of the Company and the Trustee, and each Holder by its acceptance thereof, hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to the Indenture, this First Supplemental Indenture, the Notes or the transactions contemplated hereby or thereby.

Each of the Company and the Trustee irrevocably consents and submits, for itself and in respect of any of its assets or property, to the nonexclusive jurisdiction of any court of the State of New York or any United States court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States of America, and of any appellate court in respect thereof in any suit, action or proceeding that may be brought in connection with the Indenture, this First Supplemental Indenture or the Notes, and waives any immunity from the jurisdiction of such courts. Each of the Company and the Trustee irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Company and the Trustee agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and the Trustee, respectively, and the Company waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding.

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Section 9.05. Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture and the Notes by the Company shall bind its successors and assigns, whether so expressed or not.

Section 9.06. Separability Clause.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired by such invalid, illegal, or unenforceable provision.

Section 9.07. Counterparts.

This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.08. Effect of Headings.

The Article and Section headings of this First Supplemental Indenture are for convenience only and shall not affect the construction of this First Supplemental Indenture.

Section 9.09. Trustee Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee or any Authenticating Agent assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Company of Notes or the proceeds from such Notes. The Trustee shall not be responsible to make any calculation with respect to any matter under this First Supplemental Indenture. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this First Supplemental Indenture.

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IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

INTERNATIONAL SEAWAYS, INC.

By:	/s/ James D. Small III
	Name:	James D. Small III
	Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel

TRUSTEE:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP NO. 46032V 106
ISIN NO. US46032V1061

INTERNATIONAL SEAWAYS, INC.

8.50% SENIOR NOTE DUE 2023

$	No.:

INTERNATIONAL SEAWAYS, INC., a Marshall Islands corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to [●] / [insert if Global Security: Cede & Co.], or registered assigns, the principal sum [of $[●] ([●] DOLLARS)] [insert if Global Security: set forth on Schedule I annexed hereto] on June 30, 2023, and to pay interest thereon from May 31, 2018 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 30, June 30, September 30 and December 30 of each year, commencing on September 30, 2018, at the rate of 8.50% per annum, until the principal hereof is paid or made available for payment. Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to such next Business Day. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest which is payable but not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant Regular Record Date by virtue or having been such Holder, and may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent special record date (which shall be at least 10 days before the payment date) for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Exhibit A - Page 1

Payment of the principal of and interest on this Note (including, without limitation, any purchase price relating to a Change of Control) will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that payment to DTC or any successor depository may be made by wire transfer to the account designated by DTC or such successor depository in writing.

This Note is one of a duly authorized issue of securities of the Company designated as its 8.50% Senior Notes due 2023 (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of May 31, 2018 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture, dated May 31, 2018, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

Exhibit A - Page 2

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Notes are redeemable by the Company at its option prior to maturity as set forth in Sections 3.01 and 3.02 of the First Supplemental Indenture.

The Notes are not subject to any sinking fund.

Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase.

The Indenture contains provisions permitting, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series issued under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of any series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for that purpose in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form in the denominations of $25 or any integral multiple thereof. As provided in the Indenture and subject to certain limitations set forth in the Indenture, and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.

Exhibit A - Page 3

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations, or a combination thereof, in an amount sufficient, without consideration of any reinvestment, to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

All terms used in this Note without definition that are defined in the Indenture or the First Supplemental Indenture shall have the meanings assigned to them in the Indenture or the First Supplemental Indenture, respectively.

[Remainder of Page Intentionally Left Blank]

Exhibit A - Page 4

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date set forth below.

Date:

INTERNATIONAL SEAWAYS, INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit A - Page 5

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

Exhibit A - Page 6

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - Page 7

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.01 of the First Supplemental Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.01 of the First Supplemental Indenture, state the amount in principal amount: $_______________

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - Page 8

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The initial principal amount of this Global Security is $[●] [(● DOLLARS)]. The following increases or decreases in principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian

Exhibit A - Schedule I